Testing the Waters Materials Related to Series #MACWORLD1

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#MACWORLD1

'84 MACWORLD #1 (SIGNED BY JOBS & WOZ)

THIS INITIAL OFFERING IS COMING SOON!

MACWORLD
Macintosh

CURRENT VALUE: $225,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

DESCRIPTION OF SERIES 1984 MACWORLD #1

Investment Overview

•Upon completion of the Series #MACWORLD1 Offering, Series #MACWORLD1 will purchase a 1984 Steve Jobs and Steve Wozniak Signed Issue of Macworld #1 as the Underlying Asset for Series #MACWORLD1 (The “Series 1984 Macworld #1” or the “Underlying Asset” with respect to Series #MACWORLD1, as applicable), the specifications of which are set forth below.

•Apple is a technology company known for producing some of the most successful products in consumer tech history such as the Macintosh, the iPod, and the iPhone.

•Macworld was a print magazine dedicated to the Apple brand. The magazine is responsible for the creation of the Macworld Expo, which is known as “one of the few successful tech conferences ever aimed at consumers rather than industry types.”

•The Underlying Asset is a 1984 Steve Jobs and Steve Wozniak Signed Issue of Macworld #1.

Asset Description

Overview & Authentication

•Apple was founded by Steve Jobs and Steve Wozniak in Los Altos, California on April 1, 1976. A third cofounder, Ronald Wayne, joined them as well to provide business guidance, sketching the first Apple logo by hand, but ultimately leaving the company before its incorporation, accepting an $800 check for his shares in the company.

•Apple’s first product was the Apple-1, a motherboard with a processor and some memory intended for hobbyists invented by Wozniak, who hand-built every kit. Customers had to build their own case and add their own keyboard and monitor.

•The Apple-1 cost $250 to build and the original sale-price was $666.66.

•Apple produced 200 Apple-1 computers.

•The second batch of Apple-1 computers have a logo with letters “NTI” under the Apple-1 logo.

•Apple’s initial market was Palo Alto’s Homebrew Computer Club, a group of enthusiasts and personal computing hobbyists.

•In October 1977, the Apple-1 was discontinued, with Apple offering discounts and trade-ins, destroying those that were returned.

•The Apple-2, designed by Wozniak in 1977, was the first personal computer to achieve significant commercial success.

•The Apple-2 would go on to sell between five and six million units over more than a decade.

•In 1980, Apple released the Apple-3, a business focused computer meant to compete with IBM and Microsoft.

•In 1984, Apple released a TV commercial called “1984” directed by Ridley Scott that aired a single time during the third quarter of Super Bowl XVIII and never again. The commercial cost Apple $1.5 million and helped make the company a household name.

•In 1985, after a failed coup on the part of Jobs, Apple’s board of directors removed Jobs from his duties and Jobs quite Apple.

•Wozniak left the company in 1985, selling most of his shares and claiming he felt the company was going in the wrong direction.

•After a series of failures and lagging financial performance, Apple purchased NeXT Computer, the company Jobs had gone on to found, and brought the founder back in-house in February 1997.

•On July 4 weekend of 1997, Jobs staged a successful boardroom coup and was installed as interim CEO.

•In 1997, another famous Apple advertising campaign was launched, “Think Different,” which featured famous artists, scientists, and musicians.

•In 2001, Apple released the iPod.

•In 2007, Apple released the iPhone.

•In August 2020, Apple became a $2 trillion company, just 24 months after reaching the $1 trillion threshold.

•Macworld magazine became a popular magazine for Apple enthusiasts after its 1984 launch. On the cover of its first issue Jobs is depicted behind a display of three Macintosh computers, which was released the same day, covering the newest product in the first issue.

•Macworld continued to run as a print magazine until November 2014, when the publication transitioned to a website.

•The Macintosh is a series of Apple computers introduced by Apple on January 24, 1984.

•The Macintosh was based on a “vertical integration model” used in all Apple hardware and created its own operating system (later known as Mac OS) pre-installed on Mac computers. This is in direct opposition to the common practice of many PCs produced by IBM which allows for multiple businesses to build features for their product.

•The Macintosh was meant to be used by the average person rather than only experts.

•The Underlying Asset is certified by a PSA/DNA letter of authenticity.

Notable Features

•The Underlying Asset is a 1984 Steve Jobs and Steve Wozniak Signed Issue of Macworld #1.

•The Underlying Asset comes from the collection of a senior product marketing manager for “QuickTime technology at Apple’s corporate office in Cupertino, CA, from 1992-2000.”

•The Underlying Asset was given to the product marketing manager as a gift from an employee of Macworld Magazine in either 1995 or 1996. The gift recipient was called to meet with Jobs in 1997 to discuss the QuickTime technology. The two continued to have meetings and a few months later Jobs was signing the 5-year plaques of employees to celebrate their time at the company. This original owner brought their plaque to Jobs in his office as well as the Underlying Asset, which Jobs signed.

•The Underlying Asset was signed by Steve Wozniak “a few years later” at Macworld in San Francisco. When Wozniak was asked to sign, he said “Sure! Let’s make this complete!'"

Notable Defects

•The Underlying Asset’s condition is consistent with its Letter of Authenticity from PSA/DNA.

Details

Series 1984 Macworld #1
Magazine	Macworld #1
Release Date	January 1984
Condition	Fine
Signed	Steve Jobs
Signed	Steve Wozniak
Certification	PSA/DNA

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1984 Macworld #1 going forward.

#MACWORLD1 | $225K

COMPARABLE ASSET VALUE

ASSET VALUE

+297.4%

TRANSACTIONS

8

"At its best, it may have been the finest magazine about one specific computing platform that anyone's ever published–well written, beautifully designed, and surprisingly provocative."

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September 2014

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